PRESS RELEASE

FOR IMMEDIATE RELEASE

Southern Community Financial Corporation
Announces Results for the Quarter and Nine Months Ended September 30, 2006
Record Revenue, Record Loan Growth, Margin Expanded

Winston-Salem, North Carolina, October 25, 2006 - Southern Community Financial Corporation (NASDAQ: SCMF and SCMFO) (the “Company”), the holding company for Southern Community Bank and Trust, reported operating results for the three and nine month periods ended September 30, 2006. For the third quarter ended September 30, 2006, the Company reported net income of $2.1 million, a 5.0% decrease from $2.2 million in the year ago period. Earnings per diluted share remained constant at $0.12 compared to the third quarter of 2005. For the nine month period ended September 30, 2006, net income was $2.3 million, or $0.13 per share, representing a decrease from the $5.8 million, or $0.32 per share, earned for the same period in 2005. The decrease is primarily due to the major initiative undertaken by Southern Community to restructure the balance sheet, which resulted in an after-tax charge of $2.7 million in the second quarter of 2006. As has been previously reported, the results for the third quarter of 2005 and the nine months ended September 30, 2005 have been restated to correct the accounting for certain derivative transactions under Statement of Financial Accounting Standard (“SFAS”) No. 133.

Significant milestones achieved during the third quarter of 2006:
➢	Reported net interest income and non-interest income of a record $12.9 million, an increase of 20.8% over the third quarter of 2005;
➢	Achieved strong year-over-year growth in loans of $159.1 million, or 18.6%, to $1.02 billion, including record loan growth in the third quarter of $56.9 million;
➢	Surpassed $1 billion in deposits, with growth of $123.7 million, or 13.8% compared to the third quarter of 2005, including growth of $42.3 million during the quarter;
➢	Maintained strong credit quality;
➢	Combined and enhanced operations activities into a state-of-the-art facility in Winston-Salem;
➢	Opened a regional office in Mooresville, North Carolina to serve the greater Charlotte area;
➢	Expanded into western North Carolina announcing a new regional office in the vibrant Asheville market;
➢	After only 10 years of operating, advanced into third position in deposit market share in the home base of Forsyth County.

Net interest income for the third quarter of $10.2 million was up 11.2%, compared with $9.2 million reported in the same quarter a year ago, driven by strong loan growth. Year to date, net interest income increased 11.1% to $30.3 million from $27.3 million for the first nine months of 2006. Along with the positive impact to net interest income from the growth in earning assets, the net interest margin has expanded as well. Compared to the third quarter of 2005, the net interest margin was up 20 basis points from 3.09% to 3.29% in the current quarter, due in part to the balance sheet restructuring completed during the third quarter of 2006. On a linked quarter basis, the net interest margin increased two basis points from 3.27% to 3.29%. The provision for loan losses for the third quarter of 2006 was $730 thousand, an increase of $1.03 million compared to a benefit of $300 thousand for the same period in 2005. In 2005, reserves were reduced as the result of the satisfactory resolution of certain credits for which specific reserves had been established.

The Company continues to generate solid fee income levels led by service charges on deposit accounts, which grew by 10.9% to $1.1 million in the 2006 quarter from $970 thousand in the 2005 quarter. Total non-interest income increased 79.6% to $2.7 million in the 2006 third quarter compared to $1.5 million in the prior year period. The third quarter included income of $296 thousand related to economic hedges versus a loss of $409 thousand in the third quarter of 2005, which aided in the growth of non-interest income. During the third quarter the majority of the derivatives were redesignated as accounting hedges and future changes in fair value to be recognized immediately in earnings are expected to be immaterial. Other income grew by 37.5% to $1.3 million in the 2006 period from $936 thousand in the 2005 period. For the nine months ended September 30, 2006, non-interest income was $1.3 million as opposed to the $5.1 million reported in the corresponding period of 2005. The decline in non-interest income for the nine month period is primarily due to the $4.2 million loss recognized on the sale of investment securities recorded in the second quarter of 2006 related to the balance sheet restructuring. For the nine month period ended September 30, 2006, service charges on deposit accounts grew by 18.1% to $3.2 million from $2.7 million for the comparable 2005 period. Other income grew 13.6% to $3.1 million for the 2006 nine months from $2.7 million for the 2005 period. Non-interest expense for the quarter increased by 18.3% over the third quarter of 2005 and totaled $8.9 million compared to $7.5 million in the year ago period, reflecting the opening during the last year of offices in Mooresville, Raleigh and Greensboro, the costs of combining the operations centers and continued investment in the growth and expansion of the franchise. For the nine month period, non-interest expenses grew 15.0% to $26.2 million in 2006 from $22.8 million in 2005.

As of September 30, 2006, the Company reported total assets of $1.4 billion, representing an increase of $118.2 million, or 9.1% year-over-year reflecting the strong loan growth. The Company was able to achieve this level of asset growth despite the repositioning of the balance sheet that resulted in a reduction of $59.4 million within the securities portfolio from September 30, 2005. The Bank’s loan portfolio increased to $1.0 billion, an increase of $56.9 million, or 5.9% over June 30, 2006 and an increase of $159.1 million, or 18.6% from September 30, 2005. Investment securities at September 30, 2006 were $256 million, or 18.1% of total assets, down from $315 million, or 24.3% of assets at September 30, 2005, as a result of the balance sheet restructuring. Total deposits grew to $1.0 billion at September 30, 2006, an increase of $42.3 million, or 4.3% over the prior quarter and an increase of $123.7 million, or 13.8% from September 20, 2005. Our deposit growth has been driven by a $92.7 million, or 16.1%, year-over-year growth in our core deposits, including growth of $33.2 million, or 5.2% in the third quarter.

The Company’s allowance for loan losses equaled $13.0 million, or 1.28% of total loans and 431.4% of non-performing loans at September 30, 2006. Credit quality metrics improved substantially over the prior year as non-performing loans totaled $3.0 million or 0.30% of total loans at quarter-end, in comparison with $3.8 million or 0.44% of total loans as reported for September 30, 2005. Net charge-offs as a percentage of average loans were 0.15% for the quarter ended September 30, 2006, increasing 1 basis point compared with the 0.14% reported in the year ago period.

At September 30, 2006 stockholders’ equity totaled $135.5 million and represented 9.56% of total assets. Regulatory capital ratios are all in excess of the “well-capitalized” threshold.

Southern Community Financial Corporation Chairman and Chief Executive Officer F. Scott Bauer commented, “On November 18th, we will be ten years old. Since day one we have been an institution built on service that has consistently grown solid revenue, loans, and deposits. Our third quarter was no exception. This is a reflection of the great work of our people and the support of our customers and shareholders. We see this same success continuing in the future. Our focus will be to continue to improve our net interest income, non-interest income, and control growth in expenses. This will support the opportunities available to us in the markets we serve and ultimately benefit our shareholders.”

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-one banking offices throughout the Piedmont region of North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ National Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

For additional information:
F. Scott Bauer, Chairman/CEO
David W. Hinshaw, CFO
(336) 768-8500

Southern Community Financial Corporation
(Dollars in thousands except per share data)
(Unaudited)
	For the three months ended					Nine Months Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Sep 30,	Sep 30,
Income Statement	2006	2006	2006	2005	2005	2006	2005
					Restated		Restated

Total Interest Income	$22,151	$20,862	$19,274	$18,669	$17,534	$62,287	$49,428
Total Interest Expense	11,936	10,830	9,225	8,974	8,348	31,991	22,154
Net Interest Income	10,215	10,032	10,049	9,695	9,186	30,296	27,274

Provision for Loan Losses	730	705	475	380	(300)	1,910	570

Net Interest Income after Provision for Loan Losses	9,485	9,327	9,574	9,315	9,486	28,386	26,704

Non-Interest Income
Service Charges on Deposit Accounts	1,076	1,098	1,035	1,038	970	3,209	2,717
Gain (Loss) on Sale of Investment Securities	30	(4,230)	-	(322)	-	(4,200)	56
Gain (Loss) and Net Cash Settlement on Economic Hedges	296	(582)	(486)	(243)	(409)	(772)	(421)
Other Income	1,287	1,029	788	1,576	936	3,104	2,733
Total Non-Interest Income	2,689	(2,685)	1,337	2,049	1,497	1,341	5,085

Non-Interest Expense
Salaries and Employee Benefits	4,776	4,630	4,484	4,389	3,794	13,890	11,653
Occupancy and Equipment	1,728	1,680	1,608	1,614	1,458	5,016	4,172
Other	2,425	2,542	2,340	2,530	2,294	7,307	6,961
Total Non-Interest Expense	8,929	8,852	8,432	8,533	7,546	26,213	22,786

Income Before Taxes	3,245	(2,210)	2,479	2,831	3,437	3,514	9,003
Provision for Income Taxes	1,163	(780)	875	931	1,245	1,258	3,230

Net Income	$2,082	$(1,430)	$1,604	$1,900	$2,192	$2,256	$5,773

Net Income per Share
Basic	$0.12	$(0.08)	$0.09	$0.11	$0.12	$0.13	$0.32
Diluted	$0.12	$(0.08)	$0.09	$0.10	$0.12	$0.13	$0.32

Balance Sheet	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2006	2006	2006	2005	2005
					Restated
Assets
Cash and due from Banks	$26,390	$30,304	$25,807	$24,606	$22,449
Federal Funds Sold & Int Bearing Balances	887	1,010	596	648	794
Investment Securities	256,091	249,496	290,616	291,916	315,493

Loans	1,015,984	959,085	921,195	868,827	856,839
Allowance for Loan Losses	(12,990)	(12,626)	(12,211)	(11,785)	(11,773)
Net Loans	1,002,994	946,459	908,984	857,042	845,066

Bank Premises and Equipment	40,604	36,753	36,226	31,259	30,283
Goodwill	49,792	49,792	49,792	49,792	49,603
Other Assets	40,709	39,190	32,795	32,350	35,563

Total Assets	$1,417,467	$1,353,004	$1,344,816	$1,287,613	$1,299,251

Liabilities and Stockholders' Equity
Deposits
Non-Interest Bearing	$100,257	$106,605	$112,341	$111,226	$105,660
Money market, savings and NOW	360,459	326,626	347,034	315,112	272,546
Time	560,140	545,316	538,720	515,611	519,000
Total Deposits	1,020,856	978,547	998,095	941,949	897,206

Borrowings	251,105	230,213	200,986	201,737	253,096
Accrued Expenses and Other Liabilities	10,031	10,120	10,138	9,042	12,982
Total Liabilities	1,281,992	1,218,880	1,209,219	1,152,728	1,163,284

Total Stockholders' Equity	135,475	134,124	135,597	134,885	135,967

Total Liabilities and Stockholders' Equity	$1,417,467	$1,353,004	$1,344,816	$1,287,613	$1,299,251

Book Value per Share	$7.75	$7.61	$7.67	$7.66	$7.66

						As of or for the
	As of or for the three months ended					nine months ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Sep 30,	Sep 30,
	2006	2006	2006	2005	2005	2006	2005
					Restated		Restated
Per Share Data:
Basic Earnings per Share	$0.12	($0.08)	$0.09	$0.11	$0.12	$0.13	$0.32
Diluted Earnings per Share	$0.12	($0.08)	$0.09	$0.10	$0.12	$0.13	$0.32
Book Value per Share	$7.75	$7.61	$7.67	$7.66	$7.66	$7.75	$7.66
Cash dividends paid (1)	$0.035	$0.035	$0.030	$0.030	$0.030	$0.100	$0.180

Selected Performance Ratios:
Return on Average Assets (annualized) ROA	0.60%	-0.42%	0.50%	0.58%	0.67%	0.22%	0.61%
Return on Average Equity (annualized) ROE	6.15%	-4.24%	4.83%	5.56%	6.41%	2.24%	5.71%
Return on Tangible Equity (annualized)	9.99%	-6.86%	7.85%	8.99%	10.38%	3.63%	9.28%
Net Interest Margin	3.29%	3.27%	3.44%	3.28%	3.09%	3.33%	3.17%
Net Interest Spread	2.92%	2.90%	3.06%	2.91%	2.75%	2.96%	2.85%
Non-interest Income as a % of Revenue	20.84%	-36.54%	11.74%	17.44%	14.01%	4.24%	15.71%
Non-interest Income as a % of Average Assets	0.79%	-0.80%	0.41%	0.63%	0.47%	0.13%	0.53%
Non-interest Expense to Average Assets	2.59%	2.60%	2.61%	2.59%	2.29%	2.60%	2.39%
Efficiency Ratio	69.20%	120.48%	74.06%	72.66%	70.64%	82.85%	70.42%

Asset Quality:
Nonperforming Loans	$3,011	$2,148	$2,058	$1,408	$3,752	$3,011	$3,752
Nonperforming Assets	$3,536	$2,233	$2,187	$1,688	$4,141	$3,536	$4,141
Nonperforming Loans to Total Loans	0.30%	0.22%	0.22%	0.16%	0.44%	0.30%	0.44%
Nonperforming Assets to Total Assets	0.25%	0.17%	0.16%	0.13%	0.32%	0.25%	0.32%
Allowance for Loan Losses to Period-end Loans	1.28%	1.32%	1.33%	1.36%	1.37%	1.28%	1.37%
Allowance for Loan Losses to Nonperforming Loans (X)	4.31	5.88	5.93	8.37	3.14	4.31	3.14
Net Charge-offs to Average Loans (annualized)	0.15%	0.12%	0.02%	0.17%	0.14%	0.10%	0.14%

Capital Ratios:
Equity to Total Assets	9.56%	9.91%	10.08%	10.48%	10.47%	9.91%	10.47%
Tangible Equity to Total Tangible Assets (2)	6.14%	6.33%	6.48%	6.72%	6.75%	6.33%	6.75%

Average Balances:
Year to Date
Interest Earning Assets	$1,215,079	$1,207,209	$1,184,008	$1,156,418	$1,150,666
Total Assets	1,349,093	1,338,308	1,309,224	1,281,283	1,272,112
Total Loans	935,923	913,028	887,704	837,467	828,846
Equity	134,806	135,059	134,718	135,342	135,226
Interest Bearing Liabilities	1,097,199	1,084,807	1,055,889	1,029,089	1,023,182

Quarterly
Interest Earning Assets	$1,230,562	$1,230,155	$1,184,008	$1,173,485	$1,179,027
Total Assets	1,370,311	1,367,073	1,309,224	1,308,496	1,306,543
Gross Loans	980,966	938,074	887,704	863,047	853,802
Equity	134,308	135,396	134,718	135,686	135,623
Interest Bearing Liabilities	1,121,576	1,113,408	1,055,889	1,046,617	1,050,153

Weighted Average Number of Shares Outstanding
Basic	17,571,030	17,640,808	17,624,034	17,676,048	17,851,787	17,611,763	17,875,400
Diluted	17,738,817	17,640,808	17,857,395	17,944,031	18,139,930	17,806,387	18,191,520
Period end outstanding shares	17,487,801	17,615,355	17,673,077	17,612,472	17,746,480	17,487,801	17,746,480

(1) - March 31, 2005 represented an annual dividend of 0.12 per share. June 30, 2005 through September 30, 2006 represented a quarterly dividend.
(2) - Tangible Equity to Total Tangible Assets is period-ending equity less intangibles, divided by period-ending assets less intangibles.

Management provides the above non-GAAP measure, footnote (2) to provide readers with the impact of purchase accounting on this key financial ratio.